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Exhibit 99.1

NEORX REQUESTS HEARING BEFORE NASDAQ LISTING PANEL

Company Receives NASDAQ Delisting Notification

        Seattle, WA; December 13, 2002—NeoRx Corporation (NASDAQ: NERX) today announced that the Company has requested a hearing before a Nasdaq Listing Qualifications Panel to review a NASDAQ staff determination that the Company's stock be delisted from The Nasdaq National Market. Under Nasdaq rules, NeoRx's common stock will continue to trade on The Nasdaq National Market pending the outcome of the hearing. At the hearing the Company intends to request additional time to bring NeoRx common stock into compliance with the $1.00 minimum bid price requirement and during this time may take certain actions designed to achieve compliance. NeoRx expects the hearing to occur within approximately 45 days of the date of this press release.

        There can be no assurance that the Panel will grant the Company's request for additional time to achieve compliance, and accordingly the Company's common stock may be delisted from The Nasdaq National Market. The Company may apply for transfer to The Nasdaq SmallCap Market. If these strategies are not successful, the Company's common stock would be listed on the OTC bulletin board or another quotation system or exchange on which the Company would qualify.

        NeoRx received a Nasdaq Staff Determination dated December 9, 2002, indicating that NeoRx has failed to regain compliance with the minimum $1.00 per share requirement for continued listing set forth in Marketplace Rule 4450(a)(5) and that the Company's common stock is therefore subject to delisting from The Nasdaq National Market, effective at the opening of business on December 17, 2002. NeoRx continues to meet all other compliance requirements for listing on The Nasdaq National Market. The Company has now requested a hearing and will continue to trade on The Nasdaq National Market pending the outcome of the hearing.

        NeoRx Corporation is a cancer therapeutics company developing products for targeted delivery of therapeutic agents, including radiopharmaceuticals, to tumor sites. The company's lead product candidate is Skeletal Targeted Radiotherapy (STR), in clinical development for treatment of multiple myeloma, a cancer of the bone marrow. Visit NeoRx at www.neorx.com.

        This release contains forward-looking statements relating to the development of NeoRx Corporation's products and future operating results that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words "believe," "expect," "intend," "anticipate," variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect NeoRx Corporation's actual results include the conditions in the capital markets in general and in the life science capital markets specifically which may affect potential financing sources for the development of NeoRx's business, the progress and costs of clinical trials and the timing of regulatory approvals, the ability to successfully develop and commercialize products, and the risks and uncertainties described in NeoRx's current and periodic reports filed with the Securities and Exchange Commission, including NeoRx's Annual Report on Form 10-K for the year ended December 31, 2001 and its latest Quarterly Report on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. NeoRx Corporation undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

        NeoRx is a registered trademark of NeoRx Corporation in the United States and/or foreign countries.

        ©2002 NeoRx Corporation. All Rights Reserved.

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NEORX REQUESTS HEARING BEFORE NASDAQ LISTING PANEL